EXHIBIT 23.3



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                              CONSENT OF ATTORNEYS


     Reference is made to the Registration Statement of Synergy Resources Corporation whereby the Company proposes to sell securities having a maximum value to be determined. Reference is also made to Exhibit 5.1 included in the Registration Statement relating to the validity of the securities proposed to be sold.

     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold. Very truly yours,

                                         HART & HART, LLC

                                         /s/ William T. Hart


Denver, Colorado
September 10, 2015